Exhibit 99.1

Leslie’s Announces Changes to its Board of Directors

Steven L. Ortega Will Retire at Leslie’s 2024 Annual Meeting of Shareholders

John Strain Assumes Role of Lead Independent Director and Named Chairman-Elect

James Ray, Jr., Lead Independent Director, Steps Down from Board

PHOENIX, December 19, 2023 (GLOBE NEWSWIRE) – Leslie’s, Inc. ("Leslie's" or the “Company”; NASDAQ: LESL) announced today that Steven L. Ortega, Chairman of the Board of Directors (the “Board”), has decided not to seek reelection at Leslie’s 2024 Annual Meeting of Shareholders in March 2024, marking his retirement from the Board at that time.

Mr. Ortega’s retirement follows a tenure with the Company of nearly two decades, during which he played a key role driving Leslie’s growth and building its reputation as one of the largest and most trusted direct-to-consumer brands in the U.S. pool and spa care industry. Mr. Ortega joined Leslie’s in 2005 and served in roles of increasing responsibility, including as Chief Executive Officer and President from 2017 to 2020. He has served as Chairman of the Board since 2020 and has overseen numerous transformational business changes during his career.

Mike Egeck, Chief Executive Officer, said, “Steve’s tremendous leadership, business acumen and embodiment of our mission has helped shape Leslie’s into the company it is today. Under his stewardship, Leslie’s reached many historic milestones, including surpassing 1,000 store locations and becoming a public company. We extend our heartfelt thank you to Steve on behalf of our more than 4,000 dedicated team members and wish him the very best in his retirement."

Mr. Ortega said, “I am incredibly proud of what our team has accomplished since I joined Leslie’s over 18 years ago and have recently been contemplating stepping away to spend more time pursuing civic endeavors. As a significant shareholder, I have full confidence in the capable leadership of Mike Egeck and the Board and believe their strategy and execution roadmap will drive long-term shareholder value.”

Leslie’s also announced today that James Ray, Jr., Lead Independent Director, has also stepped down from Leslie’s Board, effective December 18, 2023. The announcement comes as Mr. Ray re-assesses his board commitments given his recent appointment as Chief Executive Officer of a publicly traded company.

In light of these changes, Board member John Strain has been appointed Lead Independent Director effective immediately and named Chairman-elect in advance of the Company’s 2024 Annual Meeting of Shareholders. Mr. Strain joined the Leslie’s Board in August 2018 and has more than 30 years of experience in the retail technology and e-commerce industries. Most recently, Mr. Strain served as the Head of e-Commerce and Technology at Gap, Inc., where he was responsible for technology, product management, data and analytics, and loyalty and payments.

Mr. Strain said, “As one of the largest specialty retailers in the industry, Leslie’s is well-positioned to advance our Strategic Growth Initiatives and drive profitable growth. I look forward to continuing to work closely with the Board and leadership team in the years to come.”

As a result of today’s announcement, the size of Leslie’s Board is reduced from nine to eight directors effective as of December 19, 2023. The size of the Board will be reduced from eight to seven directors effective at the Company’s 2024 Annual Meeting of Shareholders.

About Leslie's

Founded in 1963, Leslie's is the largest and most trusted direct-to-consumer brand in the U.S. pool and spa care industry. The Company serves the aftermarket needs of residential and professional consumers with an extensive and largely exclusive assortment of essential pool and spa care products. The Company operates an integrated ecosystem of more than 1,000 physical locations and a robust digital platform, enabling consumers to engage with Leslie's whenever, wherever, and however they prefer to shop. Its dedicated team of associates, pool and spa care experts, and experienced service technicians are passionate about empowering Leslie's consumers with the knowledge, products, and solutions necessary to confidently maintain and enjoy their pools and spas.

For more information about Leslie's, visit lesliespool.com or follow and engage with us: @lesliespoolcare on Instagram, Leslie's on Facebook, and @lesliespoolcare on X (formerly Twitter).

Contact

Investors

Farah Soi/Caitlin Churchill

ICR

investorrelations@lesl.com